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                                                               Exhibit (10)(xvi)


                                    AGREEMENT

         This Agreement ("Agreement") is made this 26th day of March 2002, between William S. Meyer ("Meyer") and American Greetings Corporation ("AG" or "Company").

         In consideration of the mutual promises contained herein, the parties agree as follows:

         1. TERM. This Agreement will be in effect from March 26, 2002, until March 31, 2006.

         2. POSITION. Meyer is employed by AG as the Company's Senior Vice President and Chief Financial Officer. Meyer will perform any and all duties commensurate with that position, including without limitation, assisting in the hiring of a new Chief Financial Officer and orderly transition following that hiring.

         3. END OF ACTIVE EMPLOYMENT. It is understood that Meyer's employment with AG, whether pursuant to this Agreement or otherwise, is terminable at-will, and may be terminated by either party at any time for any reason or for no reason. If not sooner terminated, on April 1, 2003, Meyer will end his active employment with AG ("End Date"). As of the End Date, Meyer will not be entitled to or receive any benefits or privileges of employment or post-employment, except for those specifically provided herein.

         4. COMPENSATION AND BENEFITS.

         a. PRE-END DATE. For the period March 26, 2002, through March 31, 2003, or until Meyer voluntarily resigns or is terminated for cause prior to March 31, 2003, the Company will pay Meyer as compensation for his services:

                  i. ANNUAL BASE. An annual base salary of $335,000, less payroll taxes and other withholdings, which amount will be reviewed and may be adjusted to an annual base salary of $350,000 by Morry Weiss on September 1, 2002, based on Meyer's performance;

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                  ii. BONUS. Meyer will participate in the FY03 bonus plan, the actual pay out amount, if any, will be based upon a Senior Vice-President level in enterprise management, and the individual performance component, if any, will be calculated at 100% of the FY03 target bonus for Senior Vice Presidents. The actual pay out to Meyer will be less payroll taxes and other withholdings;

                  iii. OPTIONS. Meyer will receive as of March 1, 2002, a grant of options equal to the number of stock options granted to Tier 3 Senior Vice Presidents. If a grant of stock options is made generally to Senior Vice Presidents between the date of this Agreement and July 1, 2003, Meyer will be granted such number as are granted to other Senior Vice Presidents. If the number of options granted depends in whole or in part on Meyer's performance, he will receive such number of options as are granted to Senior Vice Presidents who are eligible for 100% of their target bonus (currently these would be Tier 3 Senior Vice Presidents); and

                  iv. OTHER BENEFITS. The other regular benefits offered to Senior Vice Presidents, including but not limited to, health, life and disability, profit-sharing and 40l(k) benefits, 401(k) maximizer and profit-sharing restoration benefits.


         If Meyer voluntarily resigns or is terminated "for cause," as defined herein, between March 26, 2002, and March 31, 2003, he will no longer receive the compensation and benefits set forth under subparagraph 4.a. as of the effective date of such resignation or termination.

         b. POST-END DATE. If Meyer has not voluntarily resigned or been terminated for cause before April 1, 2003, the Company will pay Meyer or ensure that he will participate in the following:

                  i. SALARY CONTINUATION. From April 1, 2003, through March 31, 2006, an amount equal to Meyer's annual base salary as of March 31, 2003, which shall not be lower than $335,000 annually, for each April 1-March 31 period through March 31, 2006, payable twice a month in the regular payroll cycle;

                  ii. HEALTH CARE. From April 1, 2003, through Meyer's 65th birthday, AG will make available to Meyer and his wife, if any, those health

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                  care alternatives made available by AG to active associates in
                  Meyer's then current area of residence. For this coverage, Meyer will pay the full rate that would be paid by a pre-age
                  65 retiree who has Meyer's years of service as of March 31, 2003, and Meyer's actual age, for the health care coverage chosen by Meyer. AG will pay to Meyer this same amount, less the amount that an actively employed associate would pay for this same coverage, grossed up by 40% to cover applicable taxes. Following his 65th birthday, Meyer and his wife, if any, will be eligible to participate in AG's health care plans for AG retirees, if any, by paying the full amount for such coverage for post age 65 retirees. These obligations by both parties will be made as adjustments to the amounts paid to Meyer hereunder. If these obligations cannot be satisfied by such payments, Meyer shall promptly pay AG the balance due;

                  iii. OTHER PLANS. From April 1, 2003, through March 31, 2006, participation in the life insurance coverages, including but not limited to, the current basic and executive life coverages, if and to the extent that any is available to Senior Vice Presidents generally, with AG paying the full cost of such coverages;

                  iv. SERP. Supplemental Executive Retirement Plan benefits accorded participants who have vested and are age 55 or older when they retire, payable pursuant to the terms of the plan as of March 31, 2006; and

                  v. CAR. From April 1, 2003, until February 18, 2005, Meyer will be entitled to use his existing company car. During this time, AG will make all lease payments, insure the car and make material repairs, and Meyer will pay for all gas and other routine maintenance. On or before February 18, 2005, Meyer may purchase the car from AG, free and clear of all liens and encumbrances, upon payment of $28,574.00.

         If between April 1, 2003, and March 31, 2006, Meyer breaches the provisions in paragraphs 5. and/or 6. below, the payments and benefits set forth in paragraph 4.b.(i) and (ii) shall cease and any such future payments and benefits shall be forfeited.

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         The compensation and benefits set forth above in subparagraphs
         4.b.i.-v. constitutes the complete list of post-End Date compensation and benefits due, payable and available to Meyer.

         Meyer will not be deemed to have "voluntarily resigned" should he consent to a written request by AG to cease performing the duties and obligations of his position prior to April 1, 2003.

         c. STOCK OPTIONS VESTING AND EXERCISABILITY. All options in Company stock granted prior to and on July 1, 2003, shall vest on April 1, 2006, if they have not already vested by April 1, 2006. All such vested options shall be exercisable for ten (10) years from the date of grant, unless the plan under which they were granted provides for a shorter period of exercisability after April 1, 2006.

         d. FOR CAUSE. "For cause" as used in this Agreement is defined as termination as a result of Meyer's personal dishonesty, gross incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material and willful violation of any law, rule, regulation or AG policy (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of this Agreement.


         5. CONFIDENTIAL AND TRADE SECRET INFORMATION. Meyer acknowledges that in the course of his employment with AG, he has and will have access to confidential information and trade secrets, oral or written ("Confidential Information"), misuse or disclosure of which could adversely affect AG's business. Meyer agrees that he will not, either during his employment with AG or at any time thereafter, use for himself or others, or disclose or convey to others (except as is necessary in the ordinary course of his employment) any of AG's Confidential Information. This paragraph shall not prohibit disclosure of information, which has become public, unless it became public through Meyer's breach of this Agreement.

         6. NON-COMPETITION; NON-DISPARAGEMENT. In consideration of AG's agreement to employ Meyer under the terms of this Agreement, Meyer agrees that he will not for the following periods engage anywhere in the United States or Canada, directly or indirectly, in any business activities, either as principal, agent or consultant or through any corporation, firm or organization in which he may be an officer, director, employee, substantial shareholder, partner, member or be otherwise affiliated that are in competition with AG's businesses at such time:

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(i) for the period of his active employment from March 26, 2002, until March 31,
2003, and (ii) during the period he is receiving monies under paragraph 4.b.(i). Further, Meyer agrees that at no time during or following his employment with AG will he directly or indirectly disparage AG, its affiliates and subsidiaries or any of AG's directors, officers, employees, agents and representatives. Notwithstanding the provisions of subparagraph 8.d., AG may seek injunctive or other equitable relief in any court of competent jurisdiction if Meyer breaches the provisions of this paragraph 6.

         7. CONFLICT OF INTEREST. Meyer represents and warrants that he has no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair his performance of any part of this Agreement.

         8. MISCELLANEOUS.

         a. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire understanding between Meyer and AG relating to the subject matter contained herein and effective March 26, 2002, this Agreement supersedes any previous oral or written agreement(s) and understandings, including without limitation, the employment agreement, dated December 1, 1987, between AG and Meyer. This Agreement may not be changed, modified, or altered without the express written consent of Meyer and AG.

         b. NO WAIVER. Either party's failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive the other party of his/its rights thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         c. SEVERABILITY. If any part or section of this Agreement is found to be contrary to law or unenforceable, the remainder shall remain in force and effect.

         d. GOVERNING LAW; DISPUTES. This Agreement will be governed by and construed in accordance with the law of the State of Ohio. Any disputes regarding this Agreement that cannot be resolved amicably shall be resolved through AG's "Solutions" alternative dispute resolution program or its successor, if any. If such dispute cannot be resolved through mediation under that program, it shall be resolved by binding arbitration in Cleveland in accordance with the applicable rules of the American Arbitration Association.

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         e. RETURN OF AG PROPERTY. Upon Meyer's retirement or termination, regardless of the reason, Meyer will promptly surrender to AG any of its property, except for his company car, in Meyer's possession including, but not limited to, all correspondence, memoranda, notes, records, reports, plans, computer printouts, reproductions, slides, electronic data, and any other papers or items, and copies thereof, received or made by Meyer in connection with his employment with AG.

         9. REVIEW BY ADVISORS. Meyer acknowledges that he has had ample opportunity to consult with his legal and financial advisors, has carefully considered this Agreement, and fully understands its provisions. He has not relied on any other representations or statements, written or oral.


         10. SURVIVAL. The following paragraphs shall survive the expiration or termination of this Agreement: subparagraphs 4.b.ii, 4.b.iv. and paragraphs 5, 6, and 8.



AMERICAN GREETINGS CORPORATION              WILLIAM S. MEYER

BY:  _______________________________        __________________________________

NAME:  ____________________________

TITLE:  ____________________________

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